Exhibit 10.1

ANNUAL INCENTIVE CASH AWARDS
GRANTED UNDER
RYDER SYSTEM, INC. 2005 EQUITY COMPENSATION PLAN

TERMS AND CONDITIONS

The following terms and conditions apply to the annual incentive cash awards (the “Awards”) granted by Ryder System, Inc. under the Ryder System, Inc. 2005 Equity Compensation Plan (the “Plan”) a description of which is set forth in the relevant Guide to the Annual Incentive Compensation Program (the “Guide”) to which these terms and conditions are appended. No individual shall receive an Award unless the Company has notified the individual of the Award and delivered these Terms and Condition and the Guide to the individual. Certain terms of the Award, including the performance goals and target payout amounts, are set forth in the Guide or the payout grids titled “Incentive Payout Components by Position” (“Payout Grid”) applicable to the Participant. The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall administer the Awards in accordance with the Plan. Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Plan or the Guide.

1.	General. The Award represents the right to receive a cash payment based on the attainment of certain financial performance goals, on the terms and conditions set forth herein, in the Guide and in the Plan, the applicable terms, conditions and other provisions of which are incorporated by reference herein (collectively, the “Award Documents”). It is intended that the Awards qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, including any successor provisions and regulations.

The Award Documents supersede any and all prior oral representations, promises or guarantees relating to short-term incentives or annual bonuses. All provisions of the Award Documents shall apply unless otherwise prohibited by law.

In the event there is an express conflict between the provisions of the Plan and those set forth in the Guide or in these terms and conditions, the terms and conditions of the Plan shall govern. Unless otherwise approved by the Committee, individuals who have written agreements which specifically provide for annual incentive compensation other than that which is provided under the Award or who are participants in any other short-term incentive compensation plan of the Company or its subsidiaries and affiliates are not eligible to receive an Award hereunder. The Company may, in its sole discretion, provide discretionary or other bonuses to Company employees, whether or not they receive an Award.

The terms and conditions contained herein may be amended by the Committee as permitted by the Plan; none of the terms and conditions of the Award may be amended or waived without the prior approval of the Committee. Any amendment or waiver not approved by the Committee will be void and have no force or effect. Any employee or officer of the Company who authorizes any such amendment or waiver without the prior approval of the Committee will be subject to disciplinary action up to and including forfeiture of an Award and/or termination of employment (unless otherwise prohibited by law). All decisions and determination made by the Committee relating to the Awards shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under the Plan.

2.	Financial Performance Goals; Performance Period. The Awards are intended to reward Participants for the attainment by the Company of certain performance goals and, in certain cases, individual performance. The performance metrics (the “Performance Metrics”) and performance goals (the “Performance Goals”) applicable to a Participant, the weight given to each of the Performance Metrics and any other requirements or limitations of the Awards are approved by the Committee, may vary based on the Participant’s Management Level, position and responsibilities and will be set forth in the Guide and the Payout Grid applicable to such Participant.

The target incentive award (expressed as a percentage of the Participant’s Eligible Base Salary) to be paid under the Award, as approved by the Committee, are also set forth in the Guide.

For purposes of the Award, Eligible Base Salary means the annual rate of pay for the Performance Period, excluding all other compensation paid to the Participant during the year, including but not limited to bonuses, incentives, commissions, car allowance, employee benefits, relocation expenses, and any imputed income for which the Participant may be eligible (all as more fully described in the Guide). As soon as practicable after the end of the Performance Period, the Committee will determine the attainment of the Performance Goals, to the extent applicable, in accordance with generally accepted accounting principles (“GAAP”).

The Committee may increase or decrease a Participant’s Payout Amount (as defined below) based on the Participant’s individual performance by way of a performance modifier to the extent provided in the Guide; provided, however that in no event may the Payout Amount for a Participant that is in a Management Level of 14 or above be increased or decreased by way of a performance modifier.

3.	Payment. Subject to Section 4 and 5 below and the provisions of the Guide, amounts due under the Award (the “Payout Amount”) will be payable in cash to the Participant as soon as practicable following the determination that the Performance Goals have been satisfied and the Committee’s (or Board, as the case may be) approval of the payout (the “Payment Date”), provided that the Participant is, on the Payment Date, and has been from the first day of the Performance Period through the Payment Date, continuously employed in good standing by the Company or a Subsidiary. No Participant shall have a vested or accrued right to any payment under the Award. For purposes of these terms and conditions, the Participant shall not be deemed to have terminated his or her employment with the Company and its Subsidiaries if he or she is then immediately thereafter employed by the Company or another Subsidiary. Notwithstanding anything to the contrary set forth herein, (i) the Company retains the right, in its sole and absolute discretion, to withhold payment and participation, from any Participant who violates or has violated any Company value, principle, agreement, plan, procedure, protocol, policy or the rules contained in the Award Documents even if there are no documented performance issues in the Participant’s personnel file and (ii) if the Company has any claim against the Participant for money or assets owed that have not been satisfied by the Participant, the Payout Amount shall be reduced by any such unpaid claims unless otherwise prohibited by law. The calculation of Payout Amounts for Participants outside of the U.S. will be set forth in the Guide.

4.	New Hire, Promotion or Transfer. Participants who are newly hired, promoted, or transferred into or out of eligible positions, and those who move from one eligibility level to another, will receive a pro-rata incentive based on the terms in effect for his/her Management Level, position, the portion of time spent in each position during the year, the annual rate of pay and the Target Incentive Award for the eligible position(s).

5.	Termination of Employment; Temporary Leave. The Award will terminate and no amounts will be paid under the Award following the termination of the Participant’s employment as follows:

(a)	Resignation by the Participant or Termination by the Company or a Subsidiary: The Award will terminate and no amounts will be paid under the Award, provided that if a Participant’s employment is terminated after October 1st of the performance year but before the Payment Date as a result of a reduction in force by the Company, or a location closing or loss of business, as determined by the Committee, in its sole and absolute discretion, the Participant shall be eligible to receive a pro-rata payment (or full payment if termination occurs after the end of the performance year) on the Payment Date, provided that the Participant has executed and delivered to the Company a release in favor of the Company in form and substance satisfactory to the Company.

(b)	Death or Disability (including Disability Retirement): If the death or Disability occurs after the end of the Performance Period, the Participant (or his or her Beneficiary, in the event of death) shall receive all amounts due to him or her under the Award on the Payment Date. If the death or Disability occurs during the Performance Period and the Participant would have received a payment under the Award but for his or her death or Disability, the Participant (or his or her Beneficiary, in the event of death) will receive a pro-rata payment on the Payment Date based on the number of days worked during the Performance Period. As used herein, the term “Disability” means an injury or illness that entitles the Participant to long-term disability payments under the Company’s Long-Term Disability Plan or successor plan, as in effect from time to time.

(c)	Workers’ Compensation or Approved Leave of Absence: A Participant who takes an approved workers’ compensation leave or an approved leave of absence will be eligible to receive a pro-rata incentive for the year in which they leave, provided that the Participant worked at least six (6) months of the Performance Period.

(d)	Retirement: If the Retirement occurs after the end of the Performance Period, the Participant shall receive all amounts due to him or her under the Award on the Payment Date. If the Retirement occurs during the Performance Period, the Award will terminate and no amounts will be paid under the Award. As used herein, the term “Retirement” means retirement under the provisions of the Ryder System, Inc. Retirement Plan, or any successor pension plan maintained by the Company, in each case as in effect from time to time.

6.	Withholding Taxes. The Company will deduct from all payments made under the Award any federal, state or local taxes required by law to be withheld with respect thereto.

7.	Change of Control. Notwithstanding anything herein to the contrary, in the event of a Change in Control of the Company, (i) with respect to Participants who are covered by Change of Control agreements with the Company, the Payout Amount will be calculated in accordance with the Change of Control agreements and the funds necessary to pay any such Payout Amounts will be placed in a trust administered by an outside financial institution (as provided in the Change of Control Agreement) and (ii) with respect to Participants who are not covered by a Change of Control Agreement with the Company, the Committee will make all determinations relating to the calculation and payment of any Payout Amounts. If a Change of Control occurs, Participants will receive instructions regarding the collection of Payout Amounts.

8.	Sale of Business. If a business unit is sold during the Performance Period, the Participants that are employees of such business unit will receive a pro-rata payment for the year in which the business is sold. Such payment will be made over time or in one lump sum, as determined by the Committee.

9.	Statute of Limitations and Conflicts of Laws. All rights of action by, or on behalf of the Company or by any shareholder against any past, present, or future member of the Board of Directors, officer, or employee of the Company arising out of or in connection with the Award or the Award Documents, must be brought within three years from the date of the act or omission in respect of which such right of action arises. The Awards and the Award Documents shall be governed by the laws of the State of Florida, without giving effect to principles of conflict of laws, and construed accordingly.

10.	No Employment Right. Neither the grant of the Award, nor any action taken hereunder, shall be construed as giving any employee or any Participant any right to be retained in the employ of the Company. The Company is under no obligation to grant Awards hereunder. Nothing contained in the Award Documents shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors or committees thereof, to change the duties or the character of employment of any employee of the Company or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.

11.	No Assignment. A Participant’s rights and interest under the Award may not be assigned or transferred, except as otherwise provided herein, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the Award to make any payment thereunder.

12.	Unfunded Plan. Any amounts owed under the Award shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of any earned Payout Amounts.

13.	Definitions. Capitalized terms used above that are not defined below have the meanings set forth in the Plan.

(a)	“Change of Control” occurs when

(i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (a “Person”) becomes the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any employee benefit plan or plans (or related trust) of the Company and its subsidiaries and affiliates or (B) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subparagraph (iii) below; or

(ii) the individuals who, as of August 18, 1995, constituted the Board of Directors of the Company (the “Board” generally and as of August 18, 1995 the “Incumbent Board”) cease for any reason to constitute at least two-thirds (2/3) of the Board, provided that any person becoming a director subsequent to August 18, 1995 whose election, or nomination for election, was approved by a vote of the persons comprising at least two-thirds (2/3) of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) shall be, for purposes of this Plan, considered as though such person were a member of the incumbent Board; or

(iii) there is a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or plans (or related trust) of the Company or such corporation resulting from such Business Combination and their subsidiaries and affiliates) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination and (C) at least two-thirds (2/3) of the members of the board of directors of the corporation resulting from such Business combination were members of the incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business combination; or

(iv) there is a liquidation or dissolution of the Company approved by the shareholders; or

(v) there is a sale of all or substantially all of the assets of the Company.